Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS
THIRD QUARTER 2015 RESULTS
Rent-A-Center, Inc. Grows Acceptance Now Location Count by 15 Percent and Consolidated Same Store Sales by 5.2 Percent
______________________________________________

Plano, Texas, October 26, 2015 - Rent-A-Center, Inc. (the "Company") (NASDAQ/NGS: RCII) today announced results for the quarter ended September 30, 2015.

Highlights on the quarter include the following:

•
On a GAAP basis, loss per diluted share was $0.08 in the third quarter compared to earnings of $0.49 for the third quarter of the prior year, due primarily to the $34.7 million write-down of smartphones as discussed below

•	Earnings per diluted share, excluding special items, was $0.47 compared to $0.50 for the third quarter of the prior year (see non-GAAP reconciliation below)

•	Consolidated total revenues increased 3.6 percent to $791.6 million and same store sales increased 5.2 percent over the prior year

•
Acceptance Now same store sales increased 24.5 percent, driven by the continued ramp-up of existing locations and the introduction of 90 day option pricing. During the third quarter, 30 Acceptance Now staffed locations and 208 direct locations were opened, 18 staffed locations were merged with existing locations, and three staffed locations were converted to direct locations.

•
Core U.S. same store sales decreased by 0.2 percent, representing an improvement of 340 basis points compared to prior year. Since the first quarter of 2014, the two-year same store sales comp has improved by 1,100 basis points. The improvement is primarily due to the new smartphone product category and higher merchandise sales, offset by headwinds in oil industry affected markets and continued pressure in the computers and tablets category.

•
The Company’s operating profit as a percent of total revenues, excluding special items, increased to 6.6 percent, a 50 basis point improvement over the prior year. Adjusted EBITDA increased by 8.5 percent over the prior year (see Table 3 below).

•
For the nine months ended September 30, the Company generated $249.3 million of cash from operations, capital expenditures totaled $61.1 million, and the Company ended the third quarter with $60.1 million of cash and cash equivalents, and $41.8 million less in debt compared to Q2 2015

•	The Company declared a dividend of 24 cents per share in the third quarter of 2015, which was paid October 22, 2015
“The third quarter again reinforces our focus on improving returns on our existing assets, in order to fund higher return growth initiatives," said Robert D. Davis, the Chief Executive Officer of Rent-A-Center, Inc. "The Acceptance Now location count increased 15 percent this quarter driven primarily by adding direct locations. While we believe the staffed model will continue to be the gold standard for the industry, given its superior ability to drive volume and profit dollars, our direct channel enables the expansion of our offering to lower volume locations and broadens our scope of potential retailers. We recognize that technology and innovation are critical to compete and we are investing accordingly to continuously enhance our value proposition," Mr. Davis continued.
"Improved profitability trends in the Core U.S. business including a $40 million reduction of store expenses through the third quarter reflect clear progress on implementing the strategic initiatives. The upfront work associated with our flexible labor and sourcing and distribution initiatives is substantially complete and they remain on track for the expected benefits. In order to further optimize our store base, approximately 100 under-performing stores were closed or sold during the quarter. By improving the return profile of existing assets through our strategic initiatives and by optimizing the store base, we are able to reinvest in new technology to support our rapidly growing Acceptance Now business," Mr. Davis concluded.

Progress on initiatives:

•
Acceptance Now Technology Initiatives - doubled the penetration of online approval via retailer websites as well as the technology to support the seamless application process. Each of these technologies are available in about a third of our staffed locations

•
Sourcing & Distribution - all products are flowing through the new supply chain, all DCs have been fully sourced with product, and the initiative remains on track to fully realize $25 to 35 million of annual run-rate income statement benefits by the end of 2016

•
Flexible Labor - our new model has been introduced in approximately 2,100 Core U.S. locations, 5,550 new part-time co-workers have joined the Company, and the initiative remains on track to generate $20 to 25 million of annual run rate savings by mid-2016

•	Omni-channel initiatives - began pilot of virtual approval on Rentacenter.com and will have full eCommerce capability in 2016

•	Smartphones - smartphones were approximately 9.0 percent of Core U.S. total store revenues and the locking software is installed on 65 percent of on-rent phones and virtually all of our new phones

•	New point-of-sale system - the pilot has been expanded and is now in 8.5 percent of Core U.S. stores

SAME STORE SALES
(Unaudited)

Table 1	2015				2014
Period	Core U.S.	Acceptance Now	Mexico	Total	Core U.S.	Acceptance Now	Mexico	Total
Three months ended September 30,	(0.2)%	24.5%	5.0%	5.2%	(3.6)%	25.7%	25.9%	1.9%

Note: Same store sales are reported on a constant currency basis beginning in 2015.

Quarterly Operating Performance
Explanations of performance are excluding special items and compared to the prior year unless otherwise noted.
ACCEPTANCE NOW third quarter revenues of $196.7 million increased 26.6 percent year over year driven by same store sales growth, the introduction of 90 day option pricing, and a 24 percent year over year increase in the number of locations. Gross profit as a percent of total revenue stabilized sequentially, despite being negatively impacted by lower gross profit margin on merchandise sales and a higher mix of merchandise sales primarily due to the popularity of the 90 day option pricing. Labor and other store expenses, as a percent of store revenue, were positively impacted by improved leverage in the business.
CORE U.S. third quarter revenues of $575.4 million decreased 1.4 percent year over year primarily due to the continued rationalization of our Core U.S. store base. Gross profit as a percent of total revenue was negatively impacted by lower gross profit margin on merchandise sales and a higher mix of merchandise sales both primarily due to smartphones. Labor, as a percent of store revenue, was positively impacted by lower store count, labor hour reductions that occurred in the third quarter of 2014, lower workers compensation costs, and the flexible labor overtime initiative. Other store expenses, as a percent of store revenue, were positively impacted by a lower store count, lower gas prices, lower training costs for smartphones, and lower insurance, partially offset by higher product service cost from smartphones. Core U.S. operating profit, as a percent of total revenue, increased 90 basis points.
MEXICO third quarter revenues decreased 24.1 percent driven by currency fluctuations and store closures, however, operating losses improved by $2.1 million.
FRANCHISING third quarter gross profit increased 29.3 percent and operating profit increased by $0.6 million.
Smartphone Write-Down:
During the third quarter, we determined that it was necessary to adjust our smartphone inventory primarily through the write-down of older generation phones, and via the acceleration of secondary market dispositions of excess phone inventory. Upon standing up the category a year ago, we purchased inventory to support new and older technology, and older generation phones fell short of our expectations while newer generation phones exceeded our expectations, resulting in excess phones. In connection with this decision, the company has recorded a $34.7 million pre-tax inventory write-down in cost of sales for the third quarter to account for these actions. Management is currently refining its approach to this profitable product category based upon our initial year of experience in this area.

Non-GAAP Reconciliation
To supplement the Company's financial results presented on a GAAP basis, Rent-A-Center uses the non-GAAP measures ("special items”) indicated in Tables 2 and 3 below, which exclude charges in 2015 for the write-down of smartphones, the loss on the sale of 22 Core U.S. stores to a Franchisee, restructuring charges related to the closure of 65 Core U.S. stores, start-up expenses related to our sourcing and distribution initiative, the loss on the sale of 14 Canadian stores and discrete adjustments to tax reserves. Gains or charges related to sales of stores, store closures, and discrete adjustments to tax reserves will generally recur with the occurrence of these events in the future. The presentation of these financial measures is not in accordance with, or an alternative for, accounting principles generally accepted in the United States and should be read in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP. Rent-A-Center management believes that excluding special items from the GAAP financial results provides investors a clearer perspective of the Company's ongoing operating performance and a more relevant comparison to prior period results.
Reconciliation of net income to net income excluding special items (in thousands, except per share data):

Table 2	Three Months Ended September 30, 2015		Three Months Ended September 30, 2014
	Amount	Per Share	Amount	Per Share
Net earnings (loss)	$(4,092)	$(0.08)	$25,925	$0.49
Special items:
Write-down of smartphones, net of taxes	21,114	0.40	—	—
Other charges, net of taxes	6,615	0.13	5,518	0.10
Vendor settlement credit, net of taxes	—	—	(4,682)	(0.09)
Discrete income tax charges	1,178	0.02	—	—
Net earnings excluding special items	$24,815	$0.47	$26,761	$0.50

Guidance Policy
Rent-A-Center, Inc. provides annual guidance as it relates to same store sales, earnings per diluted share, and other key line items and will only provide updates if there is a material change versus the original guidance or to provide clarification. Management will not discuss intra-period sales or other key operating results not yet reported as the limited data may not accurately reflect the final results of the period or quarter referenced.

2015 Guidance
We now expect Q4 EPS to be $0.52 to $0.62 and these projections now equate to full year 2015 guidance of $2.00 to $2.10.

Webcast Information
Rent-A-Center, Inc. will host a conference call to discuss the third quarter results, guidance and other operational matters on Tuesday morning, October 27, 2015, at 8:30 a.m. ET. For a live webcast of the call, visit http://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website.

About Rent-A-Center, Inc.
A rent-to-own industry leader, Plano, TX-based, Rent-A-Center, Inc., is focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable products such as consumer electronics, appliances, computers, furniture and accessories, and smartphones, under flexible rental purchase agreements with no long-term obligation. The Company owns and operates approximately 2,700 stores in the United States, Mexico, Canada and Puerto Rico, and approximately 1,690 Acceptance Now locations in the United States and Puerto Rico. Rent-A-Center Franchising International, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 200 rent-to-own stores operating under the trade names of "Rent-A-Center", "ColorTyme", and "RimTyme". For additional information about the Company, please visit our website at www.rentacenter.com.

Forward Looking Statement
This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, there can be no assurance that such expectations will occur. The Company's actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the general strength of the economy and other economic conditions affecting consumer preferences and spending; factors affecting the disposable income available to the Company's current and potential customers; changes in the unemployment rate; difficulties encountered in improving the financial performance of our business segments; failure to manage the Company's store labor and other store expenses; the Company’s ability to develop and successfully execute the competencies and capabilities which are the focus of the Company’s multi-year program designed to transform and modernize the Company’s operations, including the flexible labor and sourcing and distribution initiatives; the Company's ability to successfully implement its new store information management system; the Company’s ability to successfully market smartphones and related services to its customers; the Company's ability to develop and successfully implement virtual or e-commerce capabilities; the Company's ability to execute and the effectiveness of a store consolidation, including the Company's ability to retain the revenue from customer accounts merged into another store location as a result of a store consolidation; rapid inflation or deflation in prices of the Company's products; the Company's available cash flow; the Company's ability to identify and successfully market products and services that appeal to its customer demographic; consumer preferences and perceptions of the Company's brand; uncertainties regarding the ability to open new locations; the Company's ability to acquire additional stores or customer accounts on favorable terms; the Company's ability to control costs and increase profitability; the Company's ability to retain the revenue associated with acquired customer accounts and enhance the performance of acquired stores; the Company's ability to enter into new and collect on its rental or lease purchase agreements; the passage of legislation adversely affecting the rent-to-own industry; the Company's compliance with applicable statutes or regulations governing its transactions; changes in interest rates; adverse changes in the economic conditions of the industries, countries or markets that the Company serves; information technology and data security costs; the Company's ability to protect the integrity and security of individually identifiable data of its customers and employees; the impact of any breaches in data security or other disturbances to the Company's information technology and other networks and the Company's ability to protect the integrity and security of individually identifiable data of its customers and employees; changes in the Company's stock price, the number of shares of common stock that it may or may not repurchase, and future dividends, if any; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company's effective tax rate; fluctuations in foreign currency exchange rates; the Company's ability to maintain an effective system of internal controls; the resolution of the Company's litigation; and the other risks detailed from time to time in the Company's SEC reports, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2014, its quarterly report on Form 10-Q for the quarter ended March 31, 2015, and its quarterly report on Form 10-Q for the quarter ended June 30, 2015. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Contact for Rent-A-Center, Inc.:
Maureen Short
Senior Vice President - Finance, Investor Relations and Treasury
(972) 801-1899
maureen.short@rentacenter.com

Rent-A-Center, Inc. and Subsidiaries
STATEMENT OF EARNINGS HIGHLIGHTS - UNAUDITED

Table 3	Three Months Ended September 30,
	2015		2015	2014		2014
				Revised		Revised
(In thousands, except per share data)	Before		After	Before		After
	Special Items		Special Items	Special Items		Special Items
	(Non-GAAP		(GAAP	(Non-GAAP		(GAAP
	Earnings)		Earnings)	Earnings)		Earnings)
Total revenues	$791,605		$791,605	$764,363		$764,363
Operating profit	52,199	(1)	6,565	46,591	(2)	45,920
Net earnings (loss)	24,815	(1)	(4,092)	26,761	(2)	25,925
Diluted earnings (loss) per common share	$0.47	(1)	$(0.08)	$0.50	(2)	$0.49
Adjusted EBITDA	$72,178		$72,178	$66,509		$66,509

Reconciliation to Adjusted EBITDA:

Earnings (loss) before income taxes	$39,862	(1)	$(5,772)	$34,810	(2)	$34,139
Add back:
Other charges and (credits)	—		34,698	—		(7,072)
Restructuring charge	—		10,936	—		3,185
Impairment charge	—		—	—		4,558
Interest expense, net	12,337		12,337	11,781		11,781
Depreciation, amortization and write-down of intangibles	19,979		19,979	19,918		19,918
Adjusted EBITDA	$72,178		$72,178	$66,509		$66,509
(1) Excludes the effects of a $34.7 million pre-tax write-down of smartphones, $4.9 million pre-tax loss on the sale of 22 Core U.S. stores to a franchisee, a $4.3 million pre-tax charge related to the closure of 65 Core U.S. stores, a $1.2 million pre-tax charge for start-up and warehouse closure expenses related to our sourcing and distribution initiative, and a $0.3 million pre-tax loss on the sale of 14 stores in Canada. These charges reduced net loss and net loss per diluted share for the three months ended September 30, 2015, by approximately $27.7 million and $0.53, respectively. Net loss also excludes the effect of $1.2 million of discrete income tax adjustments to reserves that reduced earnings per diluted share by $0.02.
(2) Excludes the effects of a $7.1 million pre-tax vendor settlement credit, a $4.6 million pre-tax impairment charge and a $3.2 million pre-tax restructuring charge. These charges reduced net earnings and net earnings per diluted share for the three months ended September 30, 2014, by approximately $0.8 million and $0.01, respectively.

SELECTED BALANCE SHEET HIGHLIGHTS - UNAUDITED

Table 4	September 30,
	2015	2014
(In thousands)		Revised
Cash and Cash Equivalents	$60,072	$61,958
Receivables, net	63,252	68,759
Prepaid Expenses and Other Assets	75,538	83,298
Rental Merchandise, net
On Rent	849,234	865,010
Held for Rent	272,225	293,480
Total Assets	$3,038,956	$3,082,186

Senior Debt	$371,625	$425,135
Senior Notes	542,740	550,000
Total Liabilities	1,636,658	1,705,668
Stockholders' Equity	$1,402,298	$1,376,518
Note: During the fourth quarter of 2014, the Company identified immaterial errors that affected receivables, prepaid expenses and other assets, rental merchandise and other balance sheet line items. The correction of these errors resulted in an increase in receivables of $0.5 million, a decrease in prepaid expenses and other assets of $2.3 million, a decrease in on rent merchandise of $2.2 million, an increase in held for rent merchandise of $26.9 million and an increase in total assets of $23.0 million at September 30, 2014. The above corrections resulted in a decrease in total revenue of $5.2 million, an increase in gross profit of $0.3 million and an increase in net income of $0.6 million for the three months ended September 30, 2014.

Rent-A-Center, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

Table 5	Three Months Ended September 30,
	2015		2014
(In thousands, except per share data)			Revised
Revenues
Store
Rentals and fees	$683,343		$675,342
Merchandise sales	80,932		58,477
Installment sales	17,786		17,822
Other	4,475		6,384
Total store revenues	786,536		758,025
Franchise
Merchandise sales	2,456		4,477
Royalty income and fees	2,613		1,861
Total revenues	791,605		764,363
Cost of revenues
Store
Cost of rentals and fees	178,094		174,041
Cost of merchandise sold	82,043		47,569
Cost of installment sales	5,854		5,867
Total cost of store revenues	265,991		227,477
Other charges and (credits)	34,698	(3)	(7,072)	(6)
Franchise cost of merchandise sold	2,304		4,200
Total cost of revenues	302,993		224,605
Gross profit	488,612		539,758
Operating expenses
Store expenses
Labor	209,904		218,623
Other store expenses	201,638		208,424
General and administrative expenses	39,590		39,130
Depreciation, amortization and write-down of intangibles	19,979		19,918
Other charges	10,936	(4)	7,743	(7)
Total operating expenses	482,047		493,838
Operating profit	6,565		45,920
Interest expense	12,490		11,981
Interest income	(153)		(200)
Earnings (loss) before income taxes	(5,772)		34,139
Income tax expense (benefit)	(1,680)	(5)	8,214
NET EARNINGS (LOSS)	$(4,092)		$25,925
Basic weighted average shares	53,060		52,864
Basic loss per common share	$(0.08)		$0.49
Diluted weighted average shares	53,060		53,114
Diluted loss per common share	$(0.08)		$0.49

(3) Includes a $34.7 million write-down of smartphones.

(4) Includes a $4.9 million loss on the sale of 22 Core U.S. stores to a franchisee, a $4.3 million charge related to the closure of 65 Core U.S. stores, a $1.2 million charge for start-up and warehouse closure expenses related to our sourcing and distribution initiative, and a $0.3 million loss on the sale of 14 stores in Canada.
(5) Includes $1.2 million of discrete adjustments to income tax reserves.
(6) Includes a $7.1 million vendor settlement credit.
(7) Includes a $4.6 million impairment charge, a $2.8 million corporate restructuring charge and a $0.4 million restructuring charge related to the consolidation of 150 stores in Q2 2014.

Rent-A-Center, Inc. and Subsidiaries

SEGMENT INFORMATION HIGHLIGHTS - UNAUDITED

During the fourth quarter of 2014, management reevaluated its operating segments and segment reporting, and determined that the chief operating decision makers relied more heavily on operating profit before corporate allocations when evaluating segment performance than operating profit after corporate allocations. In the following tables, segment operating profit is presented before corporate allocations. Corporate costs, which are primarily costs incurred at our U.S. corporate headquarters, are reported separately to reconcile to operating profit reported in the consolidated statements of operations. The costs incurred at our Mexico field support center are reported in the Mexico segment because the Country Manager is responsible for Mexico's operations and its field support center. The Franchising segment's corporate costs are reported in the Franchising segment because the President of RAC Franchising International is responsible for that segment's operations and corporate functions. Certain corporate assets used to support our Core U.S., Acceptance Now and Mexico segments, including the land and building in which the corporate headquarters are located and related property assets, cash and prepaid expenses were also allocated historically to these operating segments based on segment revenue. In the following tables, corporate assets are reported separately to reconcile to the consolidated balance sheets. Management believes that these changes provide investors with a more precise view of field operations and corporate costs that accurately aligns with management's view of the business.

Table 6	Three Months Ended September 30,
	2015	2014
Revenues		Revised
Core U.S.	$575,356	$583,616
Acceptance Now	196,652	155,278
Mexico	14,528	19,131
Franchising	5,069	6,338
Total revenues	$791,605	$764,363

Table 7	Three Months Ended September 30,
	2015		2014
Gross profit			Revised
Core U.S.	$374,214	(1)	$431,689	(2)
Acceptance Now	102,133		92,378
Mexico	9,500		13,553
Franchising	2,765		2,138
Total gross profit	$488,612		$539,758
(1) Includes a $34.7 million write-down of smartphones.
(2) Includes a $7.1 million vendor settlement credit.

Table 8	Three Months Ended September 30,
	2015		2014
Operating profit (loss)			Revised
Core U.S.	$15,700	(3)	$63,448	(4)
Acceptance Now	28,901		29,938
Mexico	(2,359)		(4,529)
Franchising	1,797		1,168
Total segment operating profit	44,039		90,025
Corporate	(37,474)		(44,105)	(5)
Total operating profit	$6,565		$45,920
(3) Includes a $4.9 million loss on the sale of 22 Core U.S. stores to a franchisee, a $4.3 million charge related to the closure of 65 Core U.S. stores, a $1.2 million charge for start-up and warehouse closure expenses related to our sourcing and distribution initiative, and a $0.3 million loss on the sale of 14 stores in Canada.
(4) Includes a $0.4 million restructuring charge related to the consolidation of 150 stores.
(5) Includes a $4.6 million impairment charge and a $2.8 million corporate restructuring charge.

Table 9	Three Months Ended September 30,
	2015	2014
Depreciation, amortization and write-down of intangibles		Revised
Core U.S.	$11,818	$13,671
Acceptance Now	836	697
Mexico	1,165	1,714
Franchising	45	49
Total segments	13,864	16,131
Corporate	6,115	3,787
Total depreciation, amortization and write-down of intangibles	$19,979	$19,918

Table 10	Three Months Ended September 30,
	2015	2014
Capital expenditures		Revised
Core U.S.	$6,148	$5,637
Acceptance Now	921	448
Mexico	16	438
Total segments	7,085	6,523
Corporate	11,171	13,760
Total capital expenditures	$18,256	$20,283

Table 11	On Rent at September 30,		Held for Rent at September 30,
	2015	2014	2015	2014
Rental merchandise, net		Revised		Revised
Core U.S.	$496,524	$530,569	$260,563	$279,923
Acceptance Now	334,167	313,533	6,354	5,779
Mexico	18,543	20,908	5,308	7,778
Total on rent rental merchandise, net	$849,234	$865,010	$272,225	$293,480

Table 12	September 30,
	2015	2014
Assets		Revised
Core U.S.	$2,404,391	$2,519,146
Acceptance Now	410,892	388,317
Mexico	39,923	67,981
Franchising	1,840	2,523
Total segments	2,857,046	2,977,967
Corporate	181,910	104,219
Total assets	$3,038,956	$3,082,186

Rent-A-Center, Inc. and Subsidiaries

LOCATION ACTIVITY - UNAUDITED

Table 13	Three Months Ended September 30, 2015
	Core U.S.	Acceptance Now Staffed	Acceptance Now Direct	Mexico	Franchising	Total
Locations at beginning of period	2,803	1,459	12	143	187	4,604
New location openings	—	30	208	—	1	239
Acquired locations remaining open	—	—	—	—	—	—
Conversions	(22)	(3)	3	—	22	—
Closed locations
Merged with existing locations	68	18	—	—	—	86
Sold or closed with no surviving location	16	—	—	—	3	19
Locations at end of period	2,697	1,468	223	143	207	4,738
Acquired locations closed and accounts merged with existing locations	7	—	—	—	—	7

Table 14	Three Months Ended September 30, 2014
	Core U.S.	Acceptance Now Staffed	Acceptance Now Direct	Mexico	Franchising	Total
Locations at beginning of period	2,847	1,359	—	176	180	4,562
New location openings	2	55	—	—	14	71
Acquired locations remaining open	1	—	—	—	—	1
Conversions	—	—	—	—	—	—
Closed locations
Merged with existing locations	—	55	—	—	—	55
Sold or closed with no surviving location	9	—	—	—	6	15
Locations at end of period	2,841	1,359	—	176	188	4,564
Acquired locations closed and accounts merged with existing locations	1	—	—	—	—	1